Exhibit 3.3

	Geschäftsordnung für den Vorstand der Innocoll AG		Rules of Procedure of the Management Board of Innocoll AG

	Aufgrund § 5 Abs. 3 der Satzung der Innocoll AG und des Aufsichtsratsbeschlusses vom 24. Juni 2014 wird die folgende Geschäftsordnung für den Vorstand der Innocoll AG in Kraft gesetzt:		In accordance with Section 5 para. 3 of the articles of association of Innocoll AG (the “Articles of Association”) and by way of a resolution of the supervisory board of Innocoll AG (the “Supervisory Board”) dated 24 June 2014, the following rules of procedure of the management board of Innocoll AG (the “Management Board”) shall apply:

	§ 1 Allgemeine Vorschriften		Section 1 General Provisions

1.	Der Vorstand führt die Geschäfte der Innocoll AG (nachfolgend die „Gesellschaft“ und zusammen mit ihren unmittelbaren und mittelbaren Tochtergesellschaften die „Innocoll Group“) unabhängig. Dabei hat er im besten Interesse der Gesellschaft zu handeln. Er entwickelt die strategische Ausrichtung der Gesellschaft in Zusammenarbeit mit dem Aufsichtsrat und diskutiert den aktuellen Stand ihrer Umsetzung in regelmäßigen Abständen mit dem Aufsichtsrat.	1.	The Management Board shall be responsible for independently managing the business of Innocoll AG (the “Company” and together with its direct and indirect subsidiaries the “Innocoll Group”). In doing so, it shall be obliged to act in the Company’s best interest. It shall develop the Company’s strategic approach in coordination with the Supervisory Board and regularly discuss the current state of its implementation with the Supervisory Board.

2.	Der Vorstand führt die Geschäfte der Gesellschaft nach den Vorschriften der Gesetze, der Satzung der Gesellschaft, dem Deutschen Corporate Governance Kodex (soweit nicht Abweichungen in der Entsprechenserklärung veröffentlicht wurden), dieser Geschäftsordnung und den jeweiligen Anstellungsverträgen. Er arbeitet mit den übrigen Organen der Gesellschaft zum Wohle der Gesellschaft vertrauensvoll zusammen.	2.	The Management Board shall conduct the Company’s business in accordance with applicable law, the Articles of Association, the German Corporate Governance Code (unless deviations have been disclosed in the compliance statement), these rules of procedure, and relevant employment contracts. It shall cooperate with the other bodies of the Company, in good faith, in the Company’s best interest.

3.	Der Vorstand stellt sicher, dass die Gesellschaft alle Vorschriften des geltenden Rechts ebenso wie die internen Regeln der Innocoll Group einhält und arbeitet darauf hin, dass	3.	The Management Board shall ensure that all provisions of applicable law and Innocoll Group’s internal policies are complied with by the Company and shall work to achieve their compliance

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	auch die Gesellschaften der Innocoll Group diese Regeln einhalten; ferner gewährleistet der Vorstand ein angemessenes Risikomanagement und eine entsprechende Risikoüberwachung.		by the Innocoll Group companies; in addition, it shall ensure appropriate risk management and risk controlling.

	§ 2 Mitglieder des Vorstands		Section 2 Members of the Management Board

1.	Der Vorstand besteht aus einem oder mehreren Mitgliedern.	1.	The Management Board shall consist one or more members.

2.	Die Mitglieder des Vorstands tragen gemeinsam die Verantwortung für die gesamte Geschäftsführung. Sie arbeiten kollegial zusammen und unterrichten sich gegenseitig über alle wichtigen Vorgänge und Maßnahmen in ihren Zuständigkeitsbereichen.	2.	The members of the Management Board shall bear joint responsibility for the Company’s management. They shall work together collegially and shall keep one another informed about all material business transactions and measures adopted in their respective areas of responsibility.

3.	Unbeschadet der Gesamtverantwortung aller Vorstandsmitglieder für die Geschäftsführung der Gesellschaft führt jedes Vorstandsmitglied die ihm durch einen Geschäftsverteilungsplan zugewiesenen Bereiche in eigener Verantwortung.	3.	Notwithstanding the joint responsibility of the Management Board’s members for the management of the Company, each board member shall be individually responsible for the areas allocated to him in connection with an organization plan.

4.	Die Vorstandsmitglieder haben ihren Wohnsitz außerhalb Deutschlands.	4.	The members of the Management Board shall be resident outside of Germany.

	§ 3 Geschäftsverteilung		Section 3 Business Responsibility

1.	Der Vorstand erstellt über die interne Aufgabenverteilung im Einvernehmen mit dem Aufsichtsrat einen Geschäftsverteilungsplan (der „Geschäftsverteilungsplan“).	1.	The Management Board shall determine in mutual cooperation with the Supervisory Board a business responsibility plan (the “Business Responsibility Plan”).

2.	Jeder Beschluss des Vorstands über die Erstellung oder die Änderung des Geschäftsverteilungsplans muss einstimmig ergehen. Wenn ein einstimmiger Beschluss des Vorstandes nicht gefasst werden kann, so hat der Aufsichtsrat die	2.	Any resolution of the Management Board on the determination or any amendments of the Business Responsibility Plan shall require the unanimous approval of all members of the Management Board. If a unanimous decision of the Management Board

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	Entscheidung zu treffen.		cannot be reached, the Supervisory Board shall make the decision instead.

3.	Änderungen des Geschäftsverteilungsplans haben im Einvernehmen mit dem Aufsichtsrat zu erfolgen.	3.	Any amendment to the Business Responsibility Plan shall be made in mutual cooperation with the Supervisory Board.

	§ 4 Rechte und Pflichten der Vorstandsmitglieder		Section 4 Rights and Obligations of the Members of the Management Board

1.	Die Verantwortlichkeit jedes einzelnen Vorstandsmitglieds wird durch den als Anhang 1 beigefügten Geschäftsverteilungsplan festgelegt.	1.	The responsibilities of the individual members of the Management Board shall be determined by the Business Responsibility Plan attached hereto as Annex 1.

2.	Jedes Vorstandsmitglied ist verpflichtet, bei schwerwiegenden Bedenken bezüglich einer Angelegenheit eines anderen Geschäftsbereichs eine Beschlussfassung durch den Vorstand herbeizuführen, sofern die Bedenken nicht durch eine Aussprache mit dem anderen Vorstandsmitglieder oder dem Vorstandsvorsitzenden ausgeräumt werden können. In diesem Fall hat die Umsetzung bzw. Ausführung der Angelegenheit bis zur Entscheidung des Vorstands zu unterbleiben.	2.	Each Management Board member shall be obliged, in the event serious concern regarding a matter of another business area arises, to ensure that it is discussed by the Management Board, unless the concerns can be overcome through discussion with the other Management Board member or the chairman of the Management Board. In this case, the matter shall not be implemented or executed until the decision of the Management Board has been made.

3.	Jedes Vorstandsmitglied kann von den übrigen Vorstandsmitgliedern jederzeit Informationen über Angelegenheiten einfordern, welche in deren Geschäftsbereich fallen. Der Vorstand ist in regelmäßigen Abständen von dem im Einzelfall verantwortlichen Vorstandsmitglied über Entwicklungen in dem jeweiligen Geschäftsbereich zu unterrichten.	3.	Each Management Board member shall, at any time, be entitled to demand information from the other members of the Management Board on individual matters relating to the areas for which they bear responsibility. The Management Board shall be regularly informed about developments in the individual business areas and segments by the respective board members.

4.	Soweit Maßnahmen und Geschäftsaktivitäten aus dem Geschäftsbereich eines Vorstandsmitglieds den Geschäftsbereich eines anderen Vorstandsmitglieds berühren, haben	4.	Insofar as the measures and business activities from the area of responsibility of one Management Board member also affect the area of responsibility of another Management Board member, the Management Board members in

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	sich die zuständigen Vorstandsmitglieder vor Umsetzung bzw. Ausführung der Maßnahme und Geschäftsaktivität abzustimmen. Jedes Vorstandsmitglied kann in einem solchen Fall verlangen, dass entsprechende Maßnahmen oder Geschäftsaktivitäten eines Vorstandsbeschlusses bedürfen. In diesem Fall hat die Maßnahme oder das Geschäft bis zur Entscheidung des Vorstands zu unterbleiben.		charge of these areas shall consult one another in advance. In such case, each board member may request a resolution by the Management Board in order to implement or execute such matter. In this case, the matter shall not be implemented or executed until the decision of the Management Board has been made.

5.	Maßnahmen und Geschäfte der in Absatz 2 und Absatz 4 bezeichneten Art darf das Mitglied des Vorstands ohne vorherige Abstimmung oder Zustimmung des Vorstands nur vornehmen, wenn dies nach seinem pflichtgemäßen Ermessen zur Vermeidung unmittelbar drohender schwerer Nachteile für die Gesellschaft erforderlich ist. Über einen solchen Vorgang ist der Vorstand unverzüglich zu unterrichten.	5.	Without the prior consent of the Management Board, any measures and business activities mentioned in para. 2 and 4 may be implemented or executed by the member of the Management Board if according to his due assessment and discretion its implementation or execution is necessary to avoid any direct imminent loss to the Company. In this case, the Management Board shall be informed immediately about such action.

6.	Die Vorstandsmitglieder sind gemeinschaftlich dafür verantwortlich, dass der Aufsichtsrat angemessen unterrichtet wird. Der Vorstand hat den Aufsichtsrat in regelmäßigen Abständen rechtzeitig und umfassend über alle Angelegenheiten der Gesellschaft im Zusammenhang mit der Planung, der Geschäftsentwicklung, der Risikosituation, dem Risikomanagement und der Einhaltung von § 90 AktG zu unterrichten. Der Vorstand soll Abweichungen des Geschäftsbetriebs von den zuvor formulierten Plänen und Zielen und die Ursachen hierfür herausarbeiten sowie Vorschläge für geeignete Gegenmaßnahmen machen.	6.	The members of the Management Board are jointly responsible for providing sufficient information to the Supervisory Board. The Management Board shall regularly inform the Supervisory Board, comprehensively and without delay, of all material issues to the Company with regard to planning, business development, risk situation, risk management and compliance in accordance with Section 90 AktG. The Management Board shall point out deviations of the actual business development from previously formulated plans and targets, and indicate the reasons therefore and make suggestions for any counter-measures to be taken.

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	§ 5 Zuständigkeit des Vorstands		Section 5 Competence of the Management Board

	Neben Geschäften, welche bereits von Gesetzes wegen, aufgrund der Satzung oder nach dieser Geschäftsordnung eines Vorstandsbeschlusses bedürfen, sind folgende Maßnahmen nur auf der Grundlage eines Beschlusses des Gesamtvorstands durchzuführen:		In addition to transactions for which a resolution adopted by the Management Board is required by law, by the Articles of Association or by these rules of procedure, the following matters shall require a resolution adopted by the full Management Board:

a)	die Erstellung der Berichte des Vorstands zur Information des Aufsichtsrats (§ 9 dieser Geschäftsordnung) und der viertel- und halbjährlichen Berichte, welche aufgrund des einschlägigen Kapitalmarktrechts zu erstellen sind;	a)	the preparation of the Management Board’s reporting to inform the Supervisory Board (Section 9 of these rules of procedure) and of the quarterly and semi-annual reports as required by the applicable capital market laws;

b)	grundlegende Organisationsmaßnahmen wie etwa der Abschluss oder die Änderung von Unternehmensverträgen (§§ 291 ff. AktG), Umwandlungsmaßnahmen im Sinne des Umwandlungsgesetzes, die Veräußerung oder Akquisition wesentlicher Unternehmensteile sowie Angelegenheiten der Strategie- und Geschäftsplanung im Sinne des § 90 Abs. 1 Satz 1 Nr. 1 AktG;	b)	fundamental organizational measures, such as the conclusion of or amendment to company transfer agreements (Sections 291 et seqq. AktG), transformation measures within the meaning of the German Transformation of Companies Act (Umwandlungsgesetz), sale or acquisition of material company assets as well as issues of strategy and business planning as set out in Section 90 para. 1 sentence no. 1 AktG;

c)	Maßnahmen im Zusammenhang mit der Implementierung und der Kontrolle eines Überwachungssystems im Sinne von § 91 Abs. 2 AktG;	c)	measures related to the implementation and controlling of a monitoring system as described in Section 91 para. 2 AktG;

d)	die Abgabe der Entsprechenserklärung gemäß § 161 Abs. 1 AktG;	d)	the issuance of the compliance statement pursuant to Section 161 para. 1 AktG;

e)	die Aufstellung des Konzern- und Jahresabschlusses (einschließlich des Lageberichts) sowie vergleichbarer Berichte, welche die Gesellschaft freiwillig oder aufgrund kapitalmarktrechtlicher Bestimmungen veröffentlicht;	e)	the preparation of the consolidated and unconsolidated financial statements (including the management report on the Company’s business situation) as well as comparable reports issued by the Company voluntarily or based upon capital market rules;

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f)	Einberufungen der Hauptversammlung sowie Anfragen und Beschlussvorschläge des Vorstands, welche in der Hauptversammlung behandelt und über welche abgestimmt werden soll; oder	f)	convening of the general shareholders’ meeting and the Management Board’s requests and proposals for resolutions to be dealt with and voted on therein; or

g)	Angelegenheiten, deren Beschlussfassung der Vorstandsvorsitzende oder zwei Vorstandsmitglieder verlangt haben.	g)	matters with respect to which the Chairman or any two members of the Management Board have requested a resolution by the Management Board.

	§ 6 Vorstandsvorsitzender und Stellvertreter		Section 6 Chairman and Deputy Chairman of the Management Board

1.	Der Aufsichtsrat kann ein Mitglied des Vorstands zum Vorsitzenden und ein Mitglied zu seinem Stellvertreter ernennen. Ist ein Mitglied des Vorstandes zum Vorsitzenden ernannt worden, sind die folgenden Bestimmungen dieses § 6 anwendbar.	1.	The Supervisory Board may appoint one member of the Management Board as chairman and one Member of the Management Board as deputy chairman. In case a chairman of the Management Board has been appointed, the following rules in this Section 6 shall apply.

2.	Die Koordination von Geschäftsbereichen mit sich überschneidenden Aufgabenbereichen obliegt dem Vorstandsvorsitzenden. Der Vorstandsvorsitzende wirkt darauf hin, dass sich die Geschäftsführung einheitlich an den durch die Beschlussfassung des Vorstands definierten Zielen orientiert. Er ist berechtigt, von den übrigen Vorstandsmitgliedern jederzeit Informationen über die in ihren jeweiligen Verantwortlichkeitsbereich fallenden Geschäftsangelegenheiten zu verlangen; er kann auch entscheiden, dass er über bestimmte Geschäfte und bestimmte Arten von Geschäften im Voraus informiert wird.	2.	Coordination of business areas with shared functions shall be incumbent upon the chairman of the Management Board. He shall endeavour to ensure that the conduct of the Company’s business is uniformly oriented towards the objectives established by the resolutions of the Management Board. He is entitled, at any time, to demand information from the members of the Management Board on individual matters relating to the areas for which they bear responsibility and may decide that he shall be informed in advance about certain transactions and certain types of transactions.

3.	Der Vorstandsvorsitzende repräsentiert den Vorstand und die Gesellschaft in der Öffentlichkeit, speziell im Umgang mit Behörden, Vereinigungen, Wirtschaftsverbänden und den Medien in Bezug auf	3.	The chairman of the Management Board shall represent the Management Board and the Company in the public sphere, especially in dealings with authorities, associations, business organizations and the media in matters

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	Angelegenheiten, welche die Gesellschaft als Ganzes oder aber verschiedene Geschäftsbereiche oder Segmente betreffen, welche in den Verantwortlichkeitsbereich eines anderen Vorstandsmitglieds fallen. Alle Presseveröffentlichungen bedürfen der vorherigen Zustimmung des Vorstandsvorsitzenden.		which concern the Company as a whole or several business areas from the area of responsibility of different Management Board members. All press statements require prior approval of the chairman of the Management Board.

4.	Der Vorstandsvorsitzende koordiniert die Zusammenarbeit zwischen Vorstand und Aufsichtsrat. Er hält stetigen Kontakt mit dem Aufsichtsrat; er ist dafür verantwortlich, dass die gegenüber dem Aufsichtsrat bestehenden Berichtspflichten erfüllt werden und informiert den Aufsichtsratsvorsitzenden umgehend über Geschäfte, die der Zustimmung des Aufsichtsrats bedürfen, speziell über Unzulänglichkeiten im Zusammenhang mit dem gemäß § 91 Abs. 2 AktG zu etablierenden Risikomanagementsystem. Alle Mitglieder des Vorstandes unterstützen den Vorstandsvorsitzenden bei der Erfüllung seiner Pflichten.	4.	The chairman of the Management Board shall organize the Management Board’s cooperation with the Supervisory Board. He shall maintain regular contact with the Supervisory Board; he shall be responsible for reporting duties towards the Supervisory Board being fulfilled and informs the chairman of the Supervisory Board promptly about transactions requiring the approval of the Supervisory Board and especially about any deficiencies arising in connection with the risk management system to be set up by the Management Board pursuant to Section 91 para. 2 AktG. All the members of the Management Board shall support him in fulfilling his duties.

5.	Der Stellvertreter hat soweit diese Geschäftsordnung nicht ausdrücklich etwas anderes regelt, die Rechte und Pflichten des Vorstandsvorsitzenden, wenn dieser verhindert ist.	5.	Unless otherwise expressly stated in these rules of procedure, the deputy chairman exercises the chairman’s rights and obligations whenever the chairman is unable to do so.

	§ 7 Einberufung von Sitzungen		Section 7 Convening of Meetings

1.	Der Vorstand trifft seine Entscheidungen grundsätzlich in Vorstandssitzungen. Bei Eilbedürftigkeit oder auf Antrag eines Vorstandsmitglieds ist eine Vorstandssitzung durch den Vorsitzenden unverzüglich einzuberufen. Vorstandssitzungen müssen stets dann stattfinden, wenn das Wohl der Gesellschaft es erfordert.	1.	The Management Board decisions shall generally be made in Management Board meetings. In case of urgency or at the request of a Management Board member, Management Board meetings have to be called promptly. Management Board meetings must be held when this is required for the benefit of the Company.

2.	Der Vorstandsvorsitzende beruft die Sitzungen des Vorstands ein. Die	2.	The chairman of the Management Board shall convene the meetings of

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	Einberufung wird in Textform (z.B. per Brief, Telefax oder E-Mail) an die dem Vorstandsvorsitzende zuletzt mitgeteilte Adresse versandt. In dringenden Fällen kann der Vorstandsvorsitzende Sitzungen auch mündlich oder fernmündlich einberufen.		the Management Board. Notices of the meetings shall be sent in written form (e.g. by letter, fax or email) to the address last made known to the chairman of the Management Board. In urgent cases, the chairman of the Management Board may also call meetings orally or by telephone.

3.	Die Sitzung ist 5 Tage vor dem Tag der Sitzung unter Angabe von Ort, Datum, Uhrzeit sowie der Tagesordnung und etwaiger Beschlussvorschläge einzuberufen. Bei der Berechnung der Frist werden der Tag der Absendung der Einladung und der Tag der Sitzung nicht mitgerechnet. In dringenden Fällen kann diese Frist abgekürzt werden. Den Mitgliedern des Vorstands werden zusammen mit der Einberufung der Sitzung die erforderlichen Arbeitsdokumente zugesandt.	3.	Notice of the meeting is given with 5 days’ notice and such notice shall state the place, date, time and individual items on the agenda as well as the proposed resolution (if any). The day the notice is given and the day the meeting is hold shall not be included in the calculation of the notice period. In urgent cases, the notice period may be shortened. Required working documents are sent to the members of the Management Board together with the notice of the meeting.

4.	Auf Verlangen eines Vorstandsmitglieds ist eine Vorstandssitzung unverzüglich einzuberufen.	4.	Any member of the Management Board can demand the immediate convening of a board meeting.

5.	Jedes Vorstandsmitglied hat einen Anspruch darauf, dass die von ihm vorgeschlagenen Angelegenheiten auf die Tagesordnung der nächsten Vorstandssitzung gesetzt werden.	5.	Each member of the Management Board shall have the right to demand that any items he may propose be put on the agenda of the following board meeting.

	§ 8 Sitzungen und Beschlussfassungen		Section 8 Meetings and Resolutions

1.	Der Vorstandsvorsitzende leitet die Sitzungen des Vorstands. Er bestimmt die Reihenfolge der Sitzungsgegenstände sowie die Art und Reihenfolge der Abstimmung.	1.	The chairman of the Management Board shall chair the meetings of the Management Board. He shall determine the order in which items are dealt with as well as the type and order of voting procedure.

2.	Vorstandssitzungen werden auf Englisch geführt, es sei denn, die Mehrheit der anwesenden Vorstandsmitglieder entscheidet, dass die Sitzung auf Deutsch	2.	Board meetings shall be conducted in the English language, unless the majority of the members of the Management Board present shall decide to

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	durchgeführt werden soll oder die anwesenden Vorstandsmitglieder entscheiden einstimmig, dass die Sitzung in einer anderen Sprache abgehalten werden soll. Die Sitzungen des Vorstands finden im Regelfall außerhalb von Deutschland statt.		conduct the meeting in German language or the present members of the Management Board decide unanimously to conduct the meeting in another language. Management Board meetings shall generally be held outside of Germany.

3.	Der Vorstand ist beschlussfähig, wenn mindestens die Hälfte der Mitglieder an der Beschlussfassung teilnehmen. Ein Vorstandsmitglied, das sich der Stimme enthält, nimmt an der Abstimmung teil. Mitglieder, die durch Telefon- oder Videokonferenz zugeschaltet sind, gelten als anwesend.	3.	The Management Board shall have a quorum if at least half of its members shall participate in adopting resolutions. A member of the Management Board abstaining from voting shall be considered to participate in the voting. Management board members who are attending the meeting by means of telephone or video conference shall be deemed to be present.

4.	Abwesende Vorstandsmitglieder können an der Beschlussfassung in der Sitzung teilnehmen, indem sie ihre Stimmabgaben in Schriftform durch anwesende Mitglieder überreichen lassen. Die Vorstandsmitglieder können ihre Stimme während der Sitzung auch per Telefax oder E-Mail unter der Voraussetzung abgeben, dass kein Vorstandsmitglied einer derartigen Stimmabgabe widersprochen hat. Die Vorstandsmitglieder können ihre Stimme auch in einem angemessenen Zeitraum, den der Vorstandsvorsitzende bestimmt, auch per Telefon, Telefax, E-Mail oder durch jede andere übliche Form der Telekommunikation nach der Sitzung unter der Voraussetzung abgeben, dass kein Vorstandsmitglied einer derartigen Stimmabgabe widersprochen hat.	4.	Absent members of the Management Board may participate in adopting resolutions by submitting their votes in written form through other members present at the meeting. They may also cast their votes during a meeting within a reasonable period of time to be determined by the chairman of the Management Board by fax or by email, provided that no member of the Management Board objects to voting by such means. They may also cast their votes following the meeting within a reasonable period of time to be determined by the chairman of the Management Board by telephone, by fax, by email or by any other common means of communication, provided that no member of the Management Board objects to voting by such means.

5.	Außerhalb von Sitzungen können Beschlüsse mündlich, telefonisch, schriftlich, per E-Mail oder durch jede andere übliche Form der Telekommunikation, insbesondere per Videokonferenz gefasst werden, wenn alle Vorstandsmitglieder an der Beschlussfassung teilnehmen oder wenn der Vorstandsvorsitzende dies	5.	Outside of meetings, resolutions can be adopted orally, by telephone, in writing, by fax, by email or by any other common means of communication, in particular by video conference, if all members of the Management Board participate in the adoption of the resolution or if the chairman of the Management Board orders, and no member of the Management

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	anordnet und kein Vorstandsmitglied innerhalb einer angemessenen Zeit, die der Vorstandsvorsitzende in seiner Anordnung bestimmt, der Beschlussfassung auf diesem Wege widerspricht. Soweit ein Vorstandsmitglied an solchen Beschlussfassungen nicht teilgenommen hat, ist es unverzüglich über die gefassten Beschlüsse zu unterrichten.		Board objects to the adoption of the resolution by any such means within a reasonable period of time determined by the chairman of the Management Board and stated in his order. Insofar as a member of the Management Board has not participated in adopting such resolutions, he shall be informed immediately about the resolutions adopted.

6.	Der Vorstand hat sich bei der Beschlussfassung nach Kräften um Einstimmigkeit zu bemühen. Ist Einstimmigkeit nicht zu erzielen, so beschließt der Vorstand, soweit nicht durch Satzung oder Gesetz andere Mehrheiten vorgeschrieben sind, mit einfacher Mehrheit der an der Beschlussfassung teilnehmenden Vorstandsmitglieder. Stimmenthaltungen gelten nicht als Stimmabgabe.	6.	The Management Board undertakes efforts to ensure that its resolutions are adopted unanimously. Should unanimity not be achievable, a simple majority of the members of the board participating in the vote may adopt resolutions, unless otherwise prescribed by the Articles of Association or by law. Votes abstaining from voting shall not be considered as a vote cast.

7.	Ergibt eine Abstimmung Stimmengleichheit, so steht dem Vorstandsvorsitzenden das Recht zum Stichentscheid zu. Bei Stimmengleichheit entscheidet die Stimme des Vorsitzenden (Stichentscheid); das gilt auch bei Wahlen. Falls kein Vorsitzender ernannt ist oder der Vorsitzende nicht an der Abstimmung teilnimmt, gilt bei Stimmengleichheit ein Antrag als abgelehnt.	7.	In case of a tie vote, the chairman of the Management Board shall have the decisive vote (casting vote); this also applies to elections. If no chairman is appointed or the chairman does not participate in the voting, an application is considered rejected in the event of a tie vote.

8.	Über Gegenstände, die nicht auf der Tagesordnung stehen, darf verhandelt werden, wenn die anwesenden Vorstandsmitglieder dies mit einfacher Mehrheit beschließen. Beschlüsse über solche Gegenstände dürfen nur gefasst werden, wenn in der Sitzung kein Vorstandsmitglied widerspricht und alle abwesenden Mitglieder diesem Verfahren innerhalb einer vom Vorstandsvorsitzenden zu bestimmenden Frist nachträglich zustimmen. Der Beschluss wird erst mit Zustimmung der abwesenden	8.	Items not included in the agenda may be debated if the majority of the members of the Management Board resolve to do so. Resolutions on such items may only be adopted if no member raises an objection in the meeting and all absent members of the Management Board subsequently approve this procedure within a period to be set by the chairman of the Management Board. Upon subsequently approval of all absent members, the resolution passed shall be valid.

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	Mitglieder wirksam.

9.	Über die in den Geschäftsbereichen eines abwesenden Vorstandsmitglieds fallenden Angelegenheiten soll nur in dringenden Ausnahmefällen beraten und entschieden werden. Dem Abwesenden ist über das Ergebnis der Beschlussfassung zu berichten. Findet das Ergebnis der Beschlussfassung nicht die Zustimmung des abwesenden Vorstandsmitglieds, so hat dieses unverzüglich zu widersprechen. Über den Gegenstand der Beschlussfassung ist sodann in der nächsten Vorstandssitzung aufgrund des schriftlichen oder mündlich begründeten Widerspruchs erneut zu beraten und abschließend zu entscheiden.	9.	Only in urgent cases, matters of a business area of a member of the Management Board not being present in the meeting shall be discussed and resolutions be passed. The member of the Management Board not being present shall be informed about the resolutions passed. If the member of the Management Board not being present disagrees with the resolution passed, he shall object without undue delay. The matter shall then be discussed and finally be decided on in the next board meeting based on the written or oral explanation of the member of the Management Board not having been present in the last board meeting.

10.	Der Vorstandsvorsitzende ernennt einen Protokollführer.	10.	The chairman of the Management Board shall appoint a recording secretary.

11.	Über die Sitzungen und Beschlüsse des Vorstands sind Niederschriften anzufertigen, in der der Ort und der Tag der Sitzung oder Beschlussfassung, die Teilnehmer, die Gegenstände der Tagesordnung, der wesentliche Inhalt der Verhandlungen und die Beschlüsse des Vorstands anzugeben sind. Über einen Beschluss, der außerhalb von Sitzungen gefasst wird, ist eine schriftliche Niederschrift anzufertigen. Die Niederschriften sind in der vom Vorstandsvorsitzenden nach § 8 Abs. 2 dieser Geschäftsordnung bestimmten Sprache anzufertigen und nachfolgend in eine Sprache zu übersetzen, die von dem Vorstandsmitglied bzw. den Vorstandsmitgliedern gesprochen wird bzw. werden, welcher bzw. welche die Sprache, in der die Sitzung abgehalten wurde, nicht spricht bzw. sprechen. Die Niederschrift ist auch in deutscher Sprache anzufertigen, wenn sie bei einer deutschen	11.	Minutes shall be kept of the meetings and the resolutions passed of the Management Board stating the place and day of the meeting or the resolution passed, the participants, the items of the agenda, the essential elements of the discussions and the resolutions passed. Any resolution adopted outside of meetings shall be recorded in writing. Minutes shall be kept in the language determined by the chairman of the Management Board pursuant to Section 8 para. 2 of these rules of procedure and subsequently translated into a language spoken by the members of the Management Board, if any, who do not speak the language in which the meeting was conducted. Minutes shall also be kept in German language if it have to be submitted to a German administration or a German Court (Commercial Register). These minutes shall be signed by the chairman of the meeting and the designated person taking down the minutes. A

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	Behörde oder einem deutschen Gericht (z.B. Registergericht) einzureichen ist. Die Niederschrift ist vom Sitzungsleiter und dem von ihm benannten Protokollführer zu unterzeichnen. Eine Abschrift ist allen Vorstandsmitgliedern unverzüglich zuzuleiten.		copy of these minutes shall be sent immediately to all members of the Management Board.

12.	Die Niederschrift gilt als genehmigt, wenn kein Mitglied des Vorstands, das an der Beschlussfassung teilgenommen hat, innerhalb von vier Wochen nach Absendung der Niederschrift schriftlich beim Vorstandsvorsitzenden widerspricht.	12.	The minutes shall be deemed approved if no member of the Management Board who took part in the voting submits a written objection to the chairman of the Management Board within four weeks of the minutes being sent.

	§ 8 Zustimmungsbedürftige Geschäfte		Section 8 Transactions Requiring Approval

1.	Neben Geschäften, welche bereits von Gesetzes wegen, aufgrund der Satzung oder nach dieser Geschäftsordnung der Zustimmung des Aufsichtsrates bedürfen, sind insbesondere folgende Geschäfte nur nach vorheriger Zustimmung des Aufsichtsrates durchzuführen:	1.	Apart from transactions which must be approved by the Supervisory Board under applicable law or the Articles of Association, in particular the following transactions to be undertaken by the Company require the prior approval of the Supervisory Board:

a)	Maßgebliche Änderungen der Geschäftsstrategie der Innocoll Group;	a)	any material changes to the business strategy of the Innocoll Group;

b)	(i) der Erwerb und die Veräußerung von Grundstücken, (ii) der Erwerb oder die Veräußerung von Gesellschaften (iii) der Erwerb, Verkauf, die Neubegründung, Ausweitung, Reduzierung oder Beendigung von Geschäftsaktivitäten, einschließlich materieller wie immaterieller Rechte, sofern der jeweilige Preis oder Wert EUR 1.000.000 (eine Million) im Einzelfall übersteigt;	b)	(i) the purchase or sale of real estate, (ii) the purchase or sale of legal entities or (iii) purchase, sale, creation, extension, reduction or termination of business activities, including tangible or intangible assets and joint ventures, if the relevant price or value, in each case, exceeds EUR 1,000,000 (one million);

c)	der Erwerb, Verkauf oder die Neubegründung von Joint Venture;	c)	the purchase, sale or creation of joint ventures;

d)	der Abschluss oder die Änderung von Vereinbarungen im Zusammenhang mit der Kreditvergabe,	d)	the conclusion or amendment of an agreement for or relating to borrowing, lending, underwriting guarantees or

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	Kreditaufnahme, Übernahme von Garantien, Abgabe von Bürgschaftserklärungen oder mit Rechtsgeschäften, durch die ähnliche Verbindlichkeiten begründet werden, deren Höhe im Einzelfall EUR 1.000.000 (eine Millione übersteigt;		surety ships or assuming similar liabilities of an amount exceeding EUR 1,000,000 (one million) in each case;

e)	der Abschluss oder die Abänderung von Vereinbarungen über Beratungs- oder andere Dienstleistungen, sofern die mit der einzelnen Vereinbarung für die Gesellschaft oder für die Innocoll Group verbundenen Kosten oder Verbindlichkeiten pro Jahr EUR 500.000 (fünfhunderttausend) oder insgesamt EUR 1.000.000 (eine Million) übersteigen;	e)	the conclusion of, or amendment to, consulting, advisory or other service agreements, if the costs or obligations associated with the respective agreement for the Company or for Innocoll Group exceed EUR 500,000 (five hundred thousand) per year or EUR 1,000,000 (one million) in the aggregate;

f)	der Abschluss oder die Abänderung von Leasing-, Pacht- und Mietverträgen in Bezug auf Grundstücke, Gebäude oder ähnliche Objekte, sofern die Verpflichtungen der Gesellschaft aus dem einzelnen Vertrag pro Jahr EUR 250.000 (zweihundertfünfzigtausend) oder insgesamt EUR 500.000 (fünfhunderttausend) übersteigen;	f)	the conclusion of, or amendment to, operating lease, land lease or rental agreements in relation to real estate, buildings or similar objects, if the obligations of the Company associated with the respective agreement exceed EUR 250,000 (two hundred fifty thousand) per year or EUR 500,000 (five hundred thousand) in the aggregate;

g)	Aufwendungen oder Investitionen, welche im Einzelfall den Betrag von EUR 1.000.000 (eine Million) übersteigen, es sei denn, die betreffende Maßnahme fällt unter einen anderen Punkt dieses Absatzes;	g)	expenditure or capital investments exceeding an amount of 1,000,000 (one million) in each case, unless the relevant measure is covered by another item of this paragraph;

h)	jede Anstellung, Kündigung oder Änderung des Anstellungsvertrages eines leitenden Angestellten, sofern die Gesamtvergütung (inklusive in bar zu leistender Boni) EUR 250.000 (zweihundertfünfzigtausend) überschreitet;	h)	any hiring, dismissal or modification of an employment agreement of any executive manager provided that its aggregate cash remuneration (including cash bonuses) exceeds EUR 250,000 (two hundred fifty thousand);

i)	die Aufnahme neuer oder die Beendigung bereits existierender wesentlicher Geschäftsaktivitäten der Innocoll Group (insbesondere, wenn die Investitionen oder die Kosten der Maßnahme im Einzelfall EUR1.000.000 (eine Million)	i)	the opening of new or the termination of material existing business activities of Innocoll Group (in particular, if the investment or the costs of the measure individually exceed EUR 1,000,000) (one million), unless the relevant measure is covered by another item of this

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	überschreiten), es sei denn, die betreffende Maßnahme fällt unter einen anderen Punkt dieses Absatzes;		paragraph;

j)	jede wesentliche Änderung oder Ergänzung der internen Verhaltensrichtlinien sowie	j)	any material change or amendment to the code of conduct and

k)	die Bewilligung des Budgets der Innocoll Group, einschließlich des Investitionsbudgets sowie des darauf bezogenen Finanzplans.	k)	the approval of Innocoll Group’s budget, including the investment budget as well as the related financing plan.

2.	Der vorherigen Zustimmung des Aufsichtsrats bedarf es auch, wenn der Vorstand in Bezug auf Tochtergesellschaften an Geschäften im Sinne von § 8 Abs. 1 dieser Geschäftsordnung teilnimmt oder diese wesentlich beeinflusst (im Wege der Erteilung von Weisungen, der Zustimmung oder der Stimmabgabe, in seiner Funktion als Vorstandsmitglied der Gesellschaft oder in sonstiger Weise).	2.	The prior approval of the Supervisory Board shall also be required if the Management Board, in relation to any of its affiliates, participates in or significantly influences (by way of giving instructions, approving or voting, in its capacity as a member of the Management Board of the Company, or in any other way) transactions as those set out under Section 8 para. 1 of these rules of procedure.

3.	Der vorherigen Zustimmung des Aufsichtsrats bezüglich jeder der im § 8 Abs. 1 dieser Geschäftsordnung genannten Geschäfte bedarf es nicht, wenn der Aufsichtsrat Geschäften dieser Art bereits generell oder im Einzelfall im Zusammenhang mit der Geschäftsplanung zugestimmt hat oder soweit derartige Geschäfte bereits im Budget vorgesehen sind.	3.	The prior approval of the Supervisory Board in relation to any of the transactions set out above in Section 8 para. 1 of these rules of procedure is not required if the Supervisory Board has already given general approval to such transactions or approval individually in connection with business planning, or to the extent that such transactions are already included in the budget.

4.	Einer vorherigen Zustimmung bedarf es gemäß § 8 Abs. 1 lit. b) bis h) (auch in Verbindung mit § 8 Abs. 2) dieser Geschäftsordnung nicht, wenn es sich bei allen Beteiligten (z.B. Vertragspartnern) des jeweiligen Geschäfts um Gesellschaften, deren sämtliche Anteile unmittelbar oder mittelbar von der Gesellschaft gehalten werden, oder um die Gesellschaft selbst handelt.	4.	No prior approval under Section 8 para. 1 lit. b) to h) (also in connection with Section 8 para. 2) of these rules of procedure shall be required if all parties (e.g. contractual parties) to the respective transaction are wholly owned direct or indirect subsidiaries of the Company or the Company itself.

5.	Der Vorstand kann ausnahmsweise Geschäfte oder Maßnahmen gemäß	5.	By way of exception and without the prior consent of the Supervisory

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	der vorstehenden Absätze ohne vorherige Zustimmung des Aufsichtsrats vornehmen, soweit dies zur Vermeidung eines erheblichen Schadens zu Lasten der Gesellschaft erforderlich erscheint und eine Zustimmung des Aufsichtsrates nicht rechtzeitig eingeholt werden kann. In diesem Falle ist unter Angabe der Gründe, weswegen eine vorherige Zustimmung nicht eingeholt werden konnte, die Genehmigung unverzüglich nachträglich einzuholen.		Board, the Management Board may implement or execute transaction or measures pursuant to the previous paragraphs if this is necessary in order to avoid any serious damage to the Company and the prior consent of the Supervisory Board cannot be obtained in due time. In such a case, the subsequent approval of the Supervisory Board shall be obtained by indicating the reasons why a prior consent could not have been obtained in due time.

	§ 9 Informationen des Aufsichtsrats		Section 9 Information of Supervisory Board

1.	Der Vorstand hat ungeachtet § 90 AktG, § 4 Abs. 5 und § 6 Abs. 4 dieser Geschäftsordnung sowie Ziffer 3 des Deutschen Corporate Governance Kodex den Aufsichtsrat über folgende Angelegenheiten zu informieren:	1.	Notwithstanding the provisions in Section 90 AktG, of Section 4 para. 5 and Section 6 para. 4, of these rules of procedure, and of Section 3 of the German Corporate Governance Code, the Management Board shall inform the Supervisory Board of the following matters:

a)	der Vorstand hat den Aufsichtsrat wenigstens einmal im Jahr über seine Geschäftspolitik in Bezug auf die Gesellschaft und über andere grundsätzliche Fragen im Zusammenhang mit der Unternehmensplanung (speziell die Finanz-, Investitions- und die Beschäftigungsplanung) zu unterrichten; in diesem Zusammenhang soll der Vorstand Abweichungen der tatsächlichen Geschäftsentwicklung von zuvor formulierten Plänen und Zielen sowie die Gründe für dieses Abweichen aufzeigen; ferner stellt der Vorstand den mittelfristigen Geschäftsplan sowie Entwürfe des Budgets und des Geschäftsplans vor;	a)	at least once each year, the Management Board shall inform the Supervisory Board of its Company business policy and of other fundamental questions related to its business planning (especially financial, investment and human resources planning); in this regard, the Management Board shall point out deviations of the actual business development from previously formulated plans and targets, including the reasons for such deviation; the Management Board shall present the midterm business plan and drafts of the budget and the business plan;

b)	der Vorstand unterrichtet den Aufsichtsrat wenigstens einmal im Jahr (im Rahmen der Vorstandssitzung, in welcher der Beschluss über den Konzern- und Jahresabschluss gefasst wird) über die Profitabilität der Gesellschaft;	b)	at least once each year (in the meeting in which the resolution on the consolidated and unconsolidated financial statements is passed), the Management Board shall inform the Supervisory Board of the Company’s profitability;

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c)	der Vorstand informiert den Aufsichtsrat wenigstens alle drei Monate über die gegenwärtige Lage der Gesellschaft, speziell über den Umsatz und die allgemeine Situation der Gesellschaft einschließlich ihrer Finanzierungssituation. Des Weiteren hat der Vorstand dem Aufsichtsrat jeweils monatlich die monatlichen betriebswirtschaftlichen Auswertungen zukommen zu lassen;	c)	at least once every three months, the Management Board shall inform the Supervisory Board of the state of the Company’s operations, especially its turnover and the Company’s overall situation including status of financing. Furthermore, the Management Board shall provide the Supervisory Board each month with the monthly management accounts;

d)	der Vorstand hat den Aufsichtsrat unverzüglich und im Voraus von solchen Geschäften zu unterrichten, die wesentliche Auswirkungen auf die Profitabilität oder die Liquidität der Gesellschaft haben können; ebenso unterrichtet der Vorstand den Aufsichtsrat unverzüglich, wenn die Geschäftstätigkeit der Innocoll Group wesentlich gegen geltendes Recht verstößt.	d)	the Management Board shall inform the Supervisory Board immediately in advance of any transactions which may have a material impact on the Company’s profitability or liquidity; the Management Board shall also inform immediately the Supervisory Board if Innocoll Group’s operations do not comply with applicable law in any material respect.

2.	Der Vorstand hat den Vorsitzenden des Aufsichtsrats ferner über sonstige wichtige Ereignisse zu unterrichten. Zu solchen Ereignissen gehört insbesondere der Umstand, dass der Vorstand Kenntnis von Geschäften unter Beteiligung einer Tochtergesellschaft erlangt hat, die einen wesentlichen Einfluss auf die Gesamtlage der Gesellschaft haben könnte.	2.	Moreover, the Management Board shall report any other important events to the chairman of the Supervisory Board. This includes an event in which the Management Board has become aware of a transaction involving an affiliate which may have a material impact on the Company’s overall situation.

3.	Berichte und Informationen, die dem Aufsichtsrat nach dieser Vorschrift zu übermitteln sind, müssen rechtzeitig und grundsätzlich in schriftlicher Form übermittelt werden.	3.	The reports and information to be provided to the Supervisory Board hereunder shall be issued without delay and generally in written form.

	§ 10 Wettbewerbsverbot, Interessenkonflikt		Section 10 Non-Competition, Conflicts of Interest

1.	Die Vorstandsmitglieder unterliegen nach Maßgabe ihrer jeweiligen Anstellungsverträge einem Wettbewerbsverbot.	1.	Subject to their respective service agreements, the members of the Management Board are under a non-competition obligation.

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2.	Die Vorstandsmitglieder bedürfen zur Ausübung von Nebentätigkeiten der vorherigen Zustimmung des Aufsichtsrats, insbesondere zur Übernahme von Aufsichtsrats-, Beirats- und ähnlichen Mandaten sowie zum Eintritt in die Geschäftsleitung eines anderen Unternehmens.	2.	The members of the Management Board require the prior approval of the Supervisory Board for accepting other positions or assignments, especially seats on supervisory, advisory and similar boards, as well as assuming an executive position at another company.

3.	Jedes Geschäft, welches die Gesellschaft mit einem Vorstandsmitglied oder mit einem Vorstandsmitglied nahestehenden Personen oder Gesellschaften abschließt, muss den einschlägigen branchentypischen Standards entsprechen. Jedes dieser Geschäfte bedarf der Zustimmung des Aufsichtsrats.	3.	Any transaction between the Company and any member of the Management Board, as well as persons or companies associated with a member of the Management Board, must comply with standards customary in the sector. Any such transaction requires the approval of the Supervisory Board.

4.	Jedes Geschäft, welches die Gesellschaft mit einem Vorstandsmitglied oder mit einem Vorstandsmitglied nahestehenden Personen oder Gesellschaften abschließt, muss den einschlägigen branchentypischen Standards entsprechen. Jedes dieser Geschäfte bedarf der vorherigen Zustimmung des Aufsichtsrats.	4.	Any transaction between the Company and any member of the Management Board, as well as persons or companies associated with a member of the Management Board, must comply with standards customary in the sector. Any such transaction requires the prior approval of the Supervisory Board.

	§ 11 Inkrafttreten und maßgebliche Sprache		Section 11 Effective Date and Prevailing Language

1.	Diese Geschäftsordnung tritt am Tag des Aufsichtsratsbeschlusses in Kraft, mit dem über sie Beschluss gefasst wird, und gilt solange, bis sie durch den Aufsichtsrat verändert oder aufgehoben wird.	1.	The rules of procedure shall be effective as of the date of the Supervisory Board resolution by which they are implemented and shall remain in force until amended or revoked by the Supervisory Board.

2.	Im Zweifelsfalle hat die deutsche Fassung Vorrang.	2.	In cases of doubt, the German language version shall prevail.

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	Anhang 1 - Geschäftsverteilungsplan		Annex 1 - Business Responsibility Plan

	Die Aufgaben des Vorstands werden wie folgt zugewiesen:		The responsibilities of the Management Board shall be assigned as follows:

1.	Dem Chief Executive Officer (CEO) werden folgende Aufgaben zugewiesen: - Strategie - Business Development - Marketing - Recht - Öffentlichkeitsarbeit - Patentwesen - Produktion/-planung - Qualitätskontrolle - F&E-Projekte	1.

The Chief Executive Officer (CEO) shall be responsible for the following:

-    Strategy

-    Business development

-    Marketing

-    Legal matters

-    Public relations

-    Patents

-    Production/production planning

-    Quality control

-    R&D projects

2.	Dem Chief Financial Officer (CFO) werden folgende Aufgaben zugewiesen: - Controlling - Treasury, Finanzierung - Investor Relations - Rechnungswesen - Personalwesen	2.	The Chief Financial Officer (CFO) shall be responsible for the following: - Controlling - Treasury, financing - Investor Relations, - Accounting - HR matters

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